Exhibit (a)(5)(A)



                                                               MEDIA CONTACT:
                                                              Peggy A. Palter
                                                       Sears, Roebuck and Co.
                                                               (847) 286-8361

                                                            Emily C. Leuthner
                                                             Lands' End, Inc.
                                                               (608) 935-4985

                                                        FOR IMMEDIATE RELEASE
                                                                 May 13, 2002

                     SEARS AGREES TO ACQUIRE LANDS' END
                 FOR $62 PER SHARE, OR $1.9 BILLION IN CASH
 Acquisition Strengthens Sears' Apparel Offerings; Expands Lands' End Brand

         HOFFMAN ESTATES, Ill. and DODGEVILLE, Wis. - Sears, Roebuck and Co. (NYSE: S) and Lands' End, Inc. (NYSE: LE), have entered into a definitive agreement for Sears to acquire the direct merchant in a cash tender offer for $62 per Lands' End share, or approximately $1.9 billion.

         Upon completion of the transaction, expected in June, Lands' End will become a wholly owned subsidiary of Sears and will continue to be headquartered in Dodgeville. Lands' End is the largest specialty apparel catalog company and seller of apparel on the Internet in the U.S.

         Sears has agreed to commence a tender offer to acquire all shares of Lands' End stock. Gary C. Comer, founder and chairman, and certain other Lands' End shareholders have agreed to tender their shares, representing approximately 55 percent of the outstanding common stock. The tender offer requires that at least two-thirds of the fully diluted shares be tendered. The transaction, which has been approved by both companies' board of directors, is contingent upon customary closing conditions, including regulatory and other standard approvals.

         Sears will introduce a selection of Lands' End products into many of its 870 full-line stores by fall 2002 and is expected to complete product rollout to stores by fall 2003. Sears stores will carry a compelling assortment of Lands' End men's, women's, and children's apparel, as well as a selection of footwear, accessories and home fashions.

         Lands' End will continue to offer its complete product line direct to customers through its catalogs and online at landsend.com. The growth prospects of Lands' End and Sears' customer-direct businesses, which consist of online and catalog operations, will be enhanced significantly.

         Alan J. Lacy, chairman and chief executive officer, said the opportunity to be the exclusive retail distributor of Lands' End merchandise is significant to the Sears' overall apparel strategy. It further differentiates Sears as a destination for nationally recognized brands, improves its apparel offering and accelerates growth of its customer-direct business. Lands' End and Covington, Sears' new proprietary classic apparel line launching this fall, will be the foundation of the company's proprietary apparel offerings. Including other important national brands, Sears will provide compelling apparel assortment choices to its customers.

         "Lands' End is a very successful and well-managed company," Lacy said. "We were drawn to Lands' End's brand strength across all apparel categories, including men's, women's and children's. It is an excellent fit for Sears and our customers, and will aid us in becoming the preferred shopping destination for families. We can help accelerate the growth of the Lands' End direct business through Sears' extensive customer relationships."

         "Today's transaction allows us to increase the market penetration of the Lands' End brand through exclusive retail distribution in approximately 870 Sears stores," said David F. Dyer, president and chief executive officer of Lands' End. "Strategically, we view retail distribution of our products as an important growth opportunity. We were considering the prospect of opening stores ourselves or seeking a strategic partner, and ultimately decided that our alliance with Sears offered the most exciting opportunity. Sears is the logical partner for us, considering its heritage of quality and strong proprietary brands, such as Craftsman and Kenmore. I feel confident that customers will respond well to another exceptional brand at Sears."

            Dyer will continue to lead the Lands' End business, reporting to Lacy after the transaction closes. Dyer also will assume responsibility for Sears' existing customer-direct business, which includes sears.com, catalogs and specialty merchandise.

Sears Reaffirms 2002 Guidance

         Lacy said the transaction does not alter Sears outlook for the year. The transaction is expected to be slightly dilutive to break-even in 2002 and 2003 and significantly accretive in 2004. "Considering the minimal impact to 2002 earnings, we continue to expect 2002 full year comparable earnings per share, including Lands' End, to increase approximately 17 percent from the prior year amount of $4.22," Lacy said. Sears does not expect to record a special charge for the Lands' End transaction.

Webcast Scheduled

         Sears will webcast an analyst conference call this morning at 9:30 a.m. Eastern/8:30 a.m. Central time. The call will be webcast live over the Internet at sears.com. (Lands' End will conduct an analyst call at 10:45 a.m. Eastern/9:45 Central time.) To access the Sears webcast, click on "Investors" and select "Events and Webcasts." A replay of the call will be available on the Web site for approximately one week. Software necessary to listen to the webcast, Windows Media Player or Real Player, can be downloaded from the webcast site. Downloading the software may take up to 22 minutes with a 56K speed modem.

About Our Companies

         Lands' End is a direct merchant of traditionally styled, classic casual clothing offered to customers around the world through regular mailings of its monthly and specialty catalogs and via the Internet at landsend.com. In 2001, Lands' End annual revenue was approximately $1.6 billion.

         Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2001, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, sears.com.

Sears, Roebuck and Company Cautionary Statement Regarding
Forward-Looking Information

         Certain statements made in this news release, including statements under the heading "Sears Reaffirms 2002 Guidance" and other statements using the terms "expected," "will," "plans" and other words of similar meaning, are "forward-looking statements" based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; interest rates, delinquency and charge-off trends in the credit card receivables portfolio; the successful execution of and customer reactions to the company's strategic initiatives, including the full-line store strategy and the proposed acquisition of Lands' End; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; general economic conditions and normal business uncertainty. Sears cautions that these statements are not guarantees of future performance. Actual results may differ materially. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

Lands' End Cautionary Statement Regarding Forward-Looking Information

         Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for this transaction or for fiscal 2003 revenues, gross profit margin, and earnings, as well as anticipated sales trends and future development of our business strategy, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that could create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; overall consumer confidence and general economic conditions, both domestic and foreign; effects of weather on customer purchasing behavior; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on consumer seasonal buying patterns; fluctuations in foreign currency exchange rates; and changes that may have different effects on the various sectors in which we operate
(e.g., rather than individual consumers, the Business Outfitters division, included in the specialty segment, sells to numerous corporations, and certain of these sales are for their corporate promotional activities). Our future results could, of course, be affected by other factors as well.
Also, this transaction is not yet completed and is subject to a two-thirds minimum tender condition. More information about these risks and uncertainties may be found in the company's 8K and 10K filings with the S.E.C.

         The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Lands' End. At the time the offer is commenced, Sears will file a tender offer statement with the U.S. Securities and Exchange Commission and Lands' End will file a solicitation/recommendation statement with respect to the offer. Investors and Lands' End stockholders are strongly advised to read the tender offer statement (including an offer purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. These documents will be available at no charge at the SEC's Web site at www.sec.gov and may also be obtained by calling (800) 732-7780 and selecting option three.

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